EXHIBIT 10.36

Dated: March 19, 2024

Contract of Employment

between

Volition Diagnostics UK Ltd

and

Dr Andrew Retter

1. Introduction

This document is the contract of employment (“Agreement”) between you:

Dr Andrew Retter of [***] the “Employee” and:

Volition Diagnostics UK Ltd, a company registered in England and Wales with a Company Number of 09871726 of with its offices located at 93-95 Gloucester Place, London, W1U 6JQ ”we” or “the Company”.

This Agreement also contains the written particulars of terms and conditions that we are obliged to issue under Section 1 Employment Rights Act 1996.

1. Conditions and Warranties

This Agreement and your continued employment under this Agreement are conditioned upon the following:

•	You having and maintaining during the course of this employment, the right to be lawfully employed by the Company in the role set out in this Agreement; and
•	Regulatory references or other such checks as we perform in the normal course for the position offered being satisfactory to the Company; and
•	You being free from any obligations owed to a third party which might prevent you from starting work on the date mentioned below or from properly performing the duties of your position.
•	That you are, and remain, legally permitted to travel within and outside the UK, the EU and the United States, and you hereby represent that (a) you are not subject to any legal impediment and (b) you have not failed to fulfil any conditions that, in each case, would prevent you from entering any of those countries to carry out your duties. You are required to produce the documents proving this right for inspection by local authorities upon demand, including (but not limited to) any documentation required to satisfy applicable local regulations regarding vaccination status.

The Company reserves the right to terminate your employment with immediate effect in the event of any breach of any of the foregoing conditions.

You warrant that you are entitled to work in the United Kingdom in the capacity for which you are being hired by the Company and will notify the Company immediately if you should cease to be so entitled during your employment. You will prior to starting work and as and when requested thereafter, provide such original documents as the Company may require to the Company evidencing your ability to work lawfully in the United Kingdom and to confirm your identity.

You warrant that you hold and will continue to maintain any special certifications or qualifications required in the fulfilment of your job role.

2. Start Date

Your employment began on 1 April 2024 (the “Commencement Date”) and subject to successful completion of your trial period, will continue until it is brought to an end by you or the Company (the “Employment Term”).

Your period of continuous employment (for the purposes of calculating any entitlements under employment legislation) shall likewise commence on the Commencement Date. No previous employment with the Company or any other employer counts as part of your period of continuous employment with the Company.

3. Company Policies

You must observe the Company’s rules and procedures. These are contained in this contract and the Employee Handbook and also in manuals or memos or directives issued by the Company from time to time. The Company reserves the right to revise these rules and procedures from time to time according to the needs of the business.

You must follow lawful instructions and orders from the Company. Failure to do so is misconduct and can lead to disciplinary action or even termination of your employment.

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It is a condition of this Agreement that you have told the truth about any criminal records you may have (although this does not mean that you have to tell us about offences that are ‘spent’ under the Rehabilitation of Offenders Act 1974). You have a duty to tell us if at any time you are arrested, charged with, summonsed for, convicted of a criminal offence of any nature and truthfully and fully answer any question we may have.

You have obligations under our Health and Safety at Work policy that are set out in the Employee Handbook. Please review it and ensure you are fully aware of its contents.

The Company may suspend you from work with pay during any investigation into alleged misconduct, during any disciplinary process and during any redundancy consultation. You will continue to receive Base Salary and benefits during any such period of suspension.

4. Duties

You will be employed in the position of Chief Medical Officer and will report to the Chief Executive Officer. The Company reserves the right to change your reporting line, and to require you at any time during your employment to undertake other duties from time to time, as the Company reasonably requires.

Your duties will be those set out in your job description, a copy of which has been provided to you separately. The Company may change your job description and may require you to carry out different and/ or additional duties under this Agreement.

5. Probation Period

A probationary period does not apply to your employment.

6. Your Place of Work

You will normally be based at either your home address or your Employers’ Address as shown on page 1.

You may be required to work at or attend meetings at any other premises at which the Company carries on its business now or in the future.

You are required to inform us as soon as possible if you plan to change your home address and the location must be in the UK and deemed compatible with the proper performance of this Agreement.

7. Overseas Work

You will not be required to work outside of the UK for periods greater than one month unless otherwise agreed.

8. Working Hours

You agree that you are to be regarded as a Managing Executive for the purposes of Regulation 20(1) of the Working Time Regulations 1998 (as amended) (the “Regulations”) and that your working time is not measured or pre-determined. As such, although it is expected that your regular working hours will be approximately 30 hours per week, you will be required to work such hours as may be necessary for the proper performance of your duties and you are therefore required to exercise all due professional judgment in determining what hours of work you need to perform in order to discharge your obligation to perform your role to a standard required by the Company. There will be no additional payment for hours worked in excess of or outside of your normal hours of work.

While it is agreed by you and the Company that the unmeasured working time derogation will apply to your role and responsibilities it is agreed that if the Regulations are found to apply to this Agreement pursuant to the terms of Regulation 5(1) of the Regulations, you agree that the maximum average working time of 48 hours for each seven day period which is contained in Regulation 4(1) of the Regulations shall not apply in relation to your employment with the Company under the terms of this Agreement, although you may terminate such opt out of Regulation 4(1) at any time by giving the Company not less than 3 months written notice of the opt- out.

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9. Compensation

(a) Salary

Your salary will be paid monthly in arrears at the rate of £180,000 per annum (“Base Salary”), usually on the 25th day of each month, by bank transfer, subject to deductions required and permitted by law. The Company may alter this payment pattern or method of payment subject to providing you with reasonable notice (of at least 7 days) of the Company's intention to do so.,

Your Base Salary will be reviewed annually but whether or not there will be any increase is at the discretion of the Company.

(b) Incentive Plans.

During your employment, you may be eligible to participate in other Company incentive plans, if any. The criteria for determining the amount of any allocations to you under such incentive plans, including the criteria for determining the amount of any award, and the conditions that must be satisfied to entitle you to receive such award for any year during the term of this Agreement shall be determined in the sole discretion of the VolitionRx Board of Directors, its Compensation Committee or the Company’s Board, as applicable.

You are not entitled to receive bonuses as a contractual right under this Agreement. Where a bonus is declared this will reflect the Company’s performance and its assessment of your contribution to the success of the Company during the relevant period.

Bonuses will be paid only where you are employed and not serving a period of notice on the day that the payment is due.

(c) Pension

The Company provides an auto enrolment pension, currently operated by Royal London. If you qualify, you will be auto enrolled into the scheme, in accordance with statutory requirements, no later than the third month of your employment, to coincide with the relevant pay period.

The Company will contribute 5% if you contribute at least the prevailing minimum statutory rate. The Company reserves the right to review or amend its contributions, which will however always meet or exceed the prevailing statutory minimum.

You can elect to increase your contributions, but these will not be matched by the Company.

If you exercise your right to opt out, the Company will not make any payments into your plan, and you will be automatically reassessed and re- entered into the scheme in accordance with the prevailing statutory requirements.

Details of the scheme will be issued to you directly from the scheme operator when you are enrolled including details of how to opt out should you so wish.

(d) This clause applies if you subscribe for or are awarded shares in the Company or any Group Company or participate in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an "Incentive") or may do so. Upon termination of employment, your rights (if any) in respect of each Incentive shall be solely determined by the articles of association, rules or other documents governing each Incentive which are in force on the termination date and you hereby irrevocably waive all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to you (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).

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10. Expenses and Training Costs

You will be reimbursed for business expenses incurred which are reasonable and necessary for you to perform your duties under this Agreement, subject to the production of receipts or other appropriate evidence of payment. In claiming expenses, the Employee shall comply with the Company’s Travel and Expenses Policy, or any other Expenses Policies implemented by the Company (as amended from time to time), copies of which will be provided.

The Company may require you to attend compulsory training from to time which the Company shall pay for.

11. Deductions from Pay

You authorise the Company at any time during your employment and on termination of this Agreement to deduct from your Base Salary or other payments otherwise owed to you, to the fullest extent permitted by law, any sums due from you to the Company or any of its affiliates and/or subsidiaries (“Group Companies”) including, but not limited to, any overpayment of salary or holiday pay, benefits and/or expenses, loans or advances made to you by the Company, the cost of repairing any damage or loss of the Company’s property caused by you (and of recovering it), and any monies owed on a corporate credit card which are not subject to reimbursement by the Company. After application of the above amounts, if monies are still outstanding, the Company shall notify you of the amount owed and you shall promptly pay such amount to the Company.

12. Holidays

The holiday year runs from 1 January to 31 December.

You are entitled to take 27 days paid holiday in each full holiday year, inclusive of bank and public holidays. You should not take more than 10 working days consecutively without prior permission of your manager.

Your manager must agree to your holiday days in advance, and you must apply for holidays using the procedure set out in the Employee Handbook.

You should book your holiday as far in advance as possible. Holiday requests are considered on a first come first served basis and we reserve the right to refuse holiday where existing requests would leave the department under resourced.

You may carry over up to 5 days annual leave to the following holiday period, this leave must be used by 31 March, or it will expire. If you leave in the period 1 January to 31 March, having not taken ‘rolled over’ leave you will not receive payment in lieu of this time.

In the year you start or finish working for us, your holiday will be in proportion to the unexpired or elapsed part of the year.

You may be required to take all or part of any remaining holiday entitlement during a notice period or Garden Leave.

Your holiday entitlement under this contract includes any entitlement to paid annual leave that you have under the Working Time Regulations 1998.

For the purpose of calculating holiday pay, one day of pay shall normally be calculated as 1/260 of your annual full-time equivalent Base Salary. Additional amounts will be factored in only if required by applicable law.

13. Employee Benefits

(a) Insurance.

You will be eligible to participate in the Company’s Group Life Assurance and Critical Illness Scheme and in such other group term insurance, disability insurance, health and medical insurance benefits, life insurance and retirement plans or programs, as are from time to time generally made available to employees of the Company pursuant to the policies of the Company. Your eligibility to participate in the aforementioned schemes is subject to you complying with the conditions attendant to coverage by such plans, and you shall comply with and be entitled to benefits only to the extent employees are eligible to participate in such arrangements pursuant to the terms of the arrangement, any insurance policy associated therewith and applicable law, and, further, shall be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to you all taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule, or regulation. Further, the Company may amend, modify, or rescind any benefit plan or program and change contribution amounts to benefit costs without notice in its discretion.

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14. Notice: If you want to leave

You must give a minimum of 12 weeks’ contractual notice. Notice must be provided in writing and submitted via email to your manager and/ or the HR department via hr@volition.com.

15. Notice: If the Company wants you to leave

The Company will give you 12 weeks’ notice or your statutory notice entitlement if greater (one week of notice for each full year of service up to a maximum of 12 weeks).

Notice will be deemed to have been given if handed to you or sent via Recorded Delivery to your home or personal email address on file with the Company.

On termination of your employment (by you or by the Company) we may either:

-	Require you to work through your notice period, or;
-	Spend all or part of your notice period at home, or;
-	Terminate your contract and make payment in lieu of notice (PILON) to compensate you for any period of notice not worked or served on Garden Leave.

If we require you to stay away from work during all or part of your notice period on Garden Leave, you have no right to be provided with work, but you will continue to be employed and must remain available to do any work the Company requires you to do, unless you are taking annual leave.

You may be required to take all or part of any remaining holiday entitlement during a period of notice or Garden Leave.

The Company may also dismiss you without notice and without payment in lieu of notice in cases of gross misconduct. (The disciplinary procedure set out in the Employee Handbook, which is not contractual and does not form part of this Agreement, gives you examples of what constitutes gross misconduct).

16. What happens when you are sick

If you cannot work because you are sick, you must let the Company know as soon as possible using the procedures set out in the Employee Handbook and we will pay you Statutory Sick Pay (SSP) if you are eligible. There is also an explanation of SSP in the Employee Handbook.

Where you qualify, you will be entitled to receive payments under the Company’s limited sick pay scheme ‘Company Sick Pay’ (CSP) which is set out in the Employee Handbook.

17. Other time off work

You may need time off work for other reasons apart from taking holidays or illness. The details of any paid leave entitlement which is in addition to annual leave, including all statutory paid leave entitlements such as maternity, paternity, adoption, parental, shared parental, and parental bereavement leave and pay, are in the Company’s non-contractual policies, which are contained in the Employee Handbook. Please remember that unless it is an emergency, time off work can only be taken with our permission.

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18. Dress at Work

All staff must dress appropriately for their job role and tasks on the day. If you are required to wear a uniform or Personal Protective Equipment (PPE) this will be provided to you and must be worn correctly.

19. Discipline

The non-contractual disciplinary procedure normally operated by the Company is set out in the Employee Handbook, although the Company reserves the right to deviate from or not apply these procedures in light of your seniority.

20. Grievance Procedure

If you have a grievance relating to your employment, you should raise your grievance in writing to the Chief Executive Officer.

21. When you leave our employment

You must return all property belonging to or relating to our business or our clients or customers in your possession or control when requested to do and in any event immediately at the end of your employment. For example, this will include vehicles, tools, phones, documents, correspondence, equipment, computer software, logins, reports, records, credit cards, passes, keys, lists of clients and customers, address lists, address books, files, books, and data of any kind including copies of these things.

22. Collective Agreements

There are no collective agreements in force which relate to the terms and conditions of your employment

23. Data Protection

We will process personal data about you in accordance with the Company’s Employee privacy notice, a copy of which will be emailed to you.

You shall comply with the Company’s Data Protection Policy and any instructions, processes or procedures issued under it when handling personal data in the course of your employment, including personal data relating to any Employee, worker, contractor, customer, client, supplier, or agent of the Company. You must also comply with the Company's various IT & Communication Systems policies. Failure to comply with the Data Protection Policy, any instructions, processes, or procedures issued under it, or any of the other policies listed in this paragraph may be dealt with under the Company's disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

27. Disclosure of Trade Secrets and other Confidential Information

27.1

You accept and agree that as a natural and inevitable consequence of your employment and the carrying out of duties associated with such employment, you will obtain, have access to, create and become aware of Confidential Information as well as have personal knowledge of, and influence over, the Company’s and/or any Group Company’s suppliers, customers, clients, consultants and employees such that you will be placed in a position whereby you may cause commercial and irreparable damage to the legitimate business interests of the Company and/or any Group Company by using such Confidential Information, personal knowledge and/or influence for the benefit of any other entity or person.

27.2

In order to protect and maintain the Company’s legitimate business interests you agree that (i) during and (ii) after the termination of your employment (for so long thereafter as the Confidential Information remains competitively sensitive), and without prejudice to your common law duties, you will not directly or indirectly (unless authorised to do so by the Company or by a Court):

27.2.1	disclose to any other person, company or organisation whatsoever; and/or

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27.2.2	make use of, for your own benefit or for the benefit of any other person, company or organisation whatsoever; and/or

27.2.3

through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of any trade secrets and/or Confidential Information that has or will come to your knowledge during your employment, or has been or will be given to you in confidence by the Company and/or any Group Company, or which you as a person of honesty and reasonable intelligence should reasonably treat as confidential, whether or not the same is specifically marked as confidential.

27.3

No trade secrets and/ or Confidential Information may be reproduced (except in the proper exercise of your duties) or given to the press or any publication whatsoever or in the form of a paper to a professional body without the prior written consent of the Company.

27.4

You shall on the termination date return to the Company any records in any form of trade secrets and/or Confidential Information acquired or received by you during the course of your employment and shall not retain any copy, summary or précis of the same.

27.5

The term “Confidential Information” shall include any information relating to the business and/or the financial affairs of the Company and/or any Group Company or any of its customers, clients, suppliers, agents or distributors (actual or potential) and in particular shall include:

27.5.1

all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by you, pertaining in any manner to the business of the Company and/or any Group Company or to the clients/customers, consultants, business associates, suppliers or employees of the same;

27.5.2	all client/customer lists and all lists or other compilations containing client, customer or vendor information;

27.5.3	all information about products, proposed products, product development, research, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions;

27.5.4	plans for the future development of new product or service concepts;

27.5.5

all techniques or processes, documents, books, papers, computer systems and software, databases and other data of any kind and description, including electronic data recorded or retrieved by any means;

27.5.6	all information relating to the remuneration and terms of employment of other employees;

27.5.7	all information (including all negotiations) relating to, or in any way connected with, actual or proposed transactions affecting the Company and/or any Group Company and/or its or their business;

27.5.8

all commercial information including the terms of commercial agreements or intended or proposed commercial agreements as well as any and all negotiations regarding, towards or arising out of commercial agreements or proposed commercial agreements;

27.5.9	all information which the Company and/or any Group Company treats as confidential or expressly designates as “Confidential Information”;

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27.5.10

the business methods and information of the Company and/or any Group Company (including prices charged or discounts given to agents or obtained from suppliers, marketing and advertising programmes and costings, budgets, forecasts turnover, sales targets or other financial information);

27.5.11	lists and particulars of the Company and/or any Group Company’s clients, suppliers, agents and distributors and the individual contact or contacts at such clients, suppliers, agents and distributors;

27.5.12	any know-how or trade secrets or other matters connected with the products or services marketed and/or provided by the Company and/or any Group Company;

27.5.13	any information in respect of which the Company and/or any Group Company is bound by an obligation of confidence to any third party; and

27.5.14	any compilation of information which in its individual parts may not be Confidential Information but which derives its commercial value and its confidential nature from its aggregation.

27.6

The restrictions in sub-clauses 27.2 through 27.4 will not apply to any information that you can demonstrate (i) was known to you prior to the commencement of your employment by the Company, or (ii) is in the public domain, other than by way of unauthorised disclosure or breach of sub-clauses 27.2 through 27.4 (whether by you or any other person).

27.7	This Agreement shall not prevent you from:

27.7.1

disclosing any information that you are entitled to disclose under Part IVA Employment Rights Act 1996, provided that any disclosure is made in accordance with the provisions of that Act and in accordance with the Company’s Whistleblowing Policy;

27.7.2

disclosing Confidential Information where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable law;

27.7.3	making a disclosure to regulated health and legal professionals who owe you a duty of confidentiality;

27.7.4	reporting misconduct, or a serious breach of applicable regulatory requirements to a law enforcement agency or any body responsible for supervising or regulating the matters in question; or

27.7.5	co-operating with a criminal investigation or prosecution.

28. Customer Non-Solicitation

You will not, during your employment and for a period of six (6) months thereafter, on your behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, its affiliates and/or subsidiaries, (i) solicit for employment or hire any person employed by the Company or any of its subsidiaries or affiliates, or (ii) call on, solicit, or take away any person or entity who was a customer of the Company or any of its subsidiaries or affiliates during the Employee’s employment with the Company, in either case for a business that is competitive with the business of the Company, its affiliates and/or subsidiaries.

29. Non-Compete and Non-Compete Payment

29.1

(a)

During your employment and for a period of six (6) months thereafter (the “Restricted Period”), you will not carry on or be concerned in any relevant business within the United Kingdom in an area competitive with the business of the Company or any Group Company.

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(b)

For the purposes of this clause: (a) a “relevant business” is one which is concerned with the research, development or provision of products and services competitive to the business of the Company or Group Company (and for the avoidance of doubt does not include your part-time work with the National Health Service); and (b) “concerned in” means as a partner, director, employee, secondee, consultant, investor, shareholder (with more than 3% of the issued share capital) or agent in or to the business.

29.2

(a)	If the Company (i) notifies you in writing on or before the Termination Date that you will remain subject to the restriction in Clause 29.1 , and (ii) if you provide evidence to the Company’s satisfaction that the application of that restriction reasonably prevents you from working whether on an employed or self-employed basis for any portion of the Restricted Period (including without limitation, evidence of any role which you have been offered and have been unable to take up, and the nature of such role) you will be eligible for a payment (the “Non-Compete Payment”) during the Restricted Period or such portion of the Restricted Period in respect of which you are unable to work as a result of the application of the restriction.

(b)	The Company may in its sole discretion release you from the restriction in Clause 29.1 for all or part of the Restricted Period by notifying you in writing that you are released.

i.	If the Company releases you from the application of Clause 29.1 after the Restricted Period has commenced, you will have no entitlement to a Non-Compete Payment for the unexpired portion of the Restricted Period.

ii.	You will not be eligible for a Non-Compete Payment if the Company does not notify you on or before the Termination Date that you remain subject to the restriction in Clause 29.1. However, for the avoidance of doubt, unless you have been notified in writing that you are released from the restriction in Clause 29.1, the restriction will continue to apply, even if you do not receive a notice that you are required to comply and/or you do not comply with the evidence requirements in order to receive the Non-Compete Payment.

(c)

The Non-Compete Payment shall be a gross payment based on 100% of your base salary applicable immediately before the termination date, prorated for the period in respect of which you are unable to work due to the application of the restriction in Clause 29.1, less a deduction for any payment in lieu of notice you have received in respect of your notice period, shall not be pensionable and will be paid in instalments at such intervals as the Company shall determine, and subject to deductions for tax and any other applicable lawful deductions.

(d)	You undertake that:

i.	you will notify the Company if you do take up other work whether on an employed or self-employed basis during the Restricted Period;

ii.

if you commence other work whether on an employed or self-employed basis in a period in respect of which you have already received Non-Compete Payment, you will repay such portion of the Non-Compete Payment that relates to the period after you commenced such work.

(e)

For the avoidance of doubt, you shall have no entitlement to payment in respect of the restrictions in Clause 28 above, and you remain subject to such restrictions whether or not you are released from Clause 29.1 (unless expressly agreed in writing).

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30. Proprietary Rights.

(a)	Work Product. The Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Employee individually or jointly with others during the period of their employment by the Employer and relating in any way to the business or contemplated business, research, or development of the Employer (regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Employer.

For purposes of this Agreement, Work Product includes, but is not limited to, Employer Group information, including plans, publications, research, agreements, know-how, results, reports, market studies, formulae, computer codes, programmes or algorithms, product plans, inventions, unpublished patent applications, original works of authorship, discoveries, specifications, customer and client information, manufacturing information, marketing information and sales information.

(b)	Assignment. Employee hereby irrevocably assigns to the Employer, for no additional consideration, the Employee's entire right, title, and interest in and to all Work Product and intellectual property rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Employer's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Employer would have had in the absence of this Agreement.

(c)	Further Assurances; Power of Attorney. During and after their employment, the Employee agrees to reasonably cooperate with the Employer to (i) apply for, obtain, perfect, and transfer to the Employer the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Employer any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Employer. The Employee hereby irrevocably grants the Employer power of attorney to execute and deliver any such documents on the Employee's behalf in their name and to do all other lawfully permitted acts to transfer the Work Product to the Employer and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Employer's request (without limiting the rights the Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by the Employee's subsequent incapacity.

(d)	Moral Rights. To the extent any copyrights are assigned under this Agreement, the Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" with respect to all Work Product and all Intellectual Property Rights therein.

(e)	No License. The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any confidential information, materials, software, or other tools made available to them by the Employer.

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31. Notifiable Offer

Other than in respect of your part-time work for the National Health Service, you hereby undertake that you will immediately notify the Company of any offer of employment or any other engagement or arrangement made to you by any third party or parties which may give rise to a breach of one or more of the covenants contained Clause 28 or Clause 29.1 ("Notifiable Offer").

You acknowledge and agree that you shall be obliged to draw the provisions of the covenants contained in the Non-Solicitation and Non-Compete clauses above to the attention of any third party who may, at any time during your employment or during the restricted periods in those covenants, offer to employ or engage you and for whom you intend to work at any time during your employment by the Company or during those restricted periods, prior to entering into any contractually binding agreement to perform work for such third party.

The Company reserves the right to inform any third party or parties of the existence of the covenants contained in Clause 28 and Clause 29.1.

32. Agreement or Undertaking with Group Company and Third Parties

The Company contracts as trustee and agent for the benefit of each Group Company (as defined below). You acknowledge that the provisions of the covenants in Clauses 28 through 32 constitute severable undertakings given for the benefit of the Company and all other Group Companies and may be enforced by the Company on its own behalf or on behalf of any Group Company. The benefit of each agreement and obligation imposed upon you under Clauses 28 through 32 may be assigned to and enforced by all successors and assigns for the time being of the Company and its Group Companies and such agreements and obligations will operate and remain binding notwithstanding the termination of your employment.

You hereby agree that you will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby you will accept restrictions and provisions corresponding to the restrictions and provisions herein (or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such a period as such Group Company may reasonably require for the protection of its legitimate business interests.

If the Company transfers all or any part of its business to a third party (the "Transferee"), the clauses contained this Agreement including the restrictive covenants shall with effect from you becoming an employee of the Transferee, apply to you as if references to the Company included the Transferee and references to any Group Company were construed accordingly, and as if the references to defined terms applied to the Transferee and their respective Group Companies. You agree to execute any such documents as may be required to effectuate the benefits of this clause for such Transferee and their respective Group Companies.

You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

33. Miscellaneous

With the exception of Group Companies and assignees of the Company who may enforce the rights and benefits of this Agreement pursuant to Section 1 of the Contracts (Rights of Third Parties) Act 1999: a person who is not a party to this Agreement will not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement; and the parties to this Agreement may vary or terminate this Agreement by agreement between them without requiring the consent of any Group Company or assignees of the Company and without needing to comply with Section 2(1) of the Contracts (Rights of Third Parties) Act 1999.

If your employment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you acknowledge and agree that you shall have no claim against the Company or against the concern or undertaking, arising out of or connected with such termination.

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34. Non-enforcement does not waive our right to enforce this Agreement

Should we fail to enforce or apply any of the rights that we have under this Agreement it will not mean that we approve of or have agreed to breach of contract or will therefor lose our rights to enforce the terms of this Agreement in full at any time now or in the future.

35. Entire agreement

This Agreement contains the entire understanding between you and your Employer as to the subject matter contained herein and supersedes all (if any) subsisting or previous agreements, arrangements and understandings or parts of agreements, arrangements or understandings (as appropriate) relating to the subject matter hereof which such agreements, arrangements and understandings (or parts thereof) shall be deemed to have been terminated by mutual consent without liability on either party but without prejudice to accrued rights and liabilities

No terms shall be implied into this Agreement by custom and practice.

36. Changes to your Terms of Employment

In addition to reserving the right to make the specific changes set forth above, the Company reserves the right to make reasonable changes to any of your terms and conditions of employment.

You will be notified in writing of any change to the particulars of your employment at the earliest opportunity and in any event within one month of the change.

37. Governing Law and Jurisdiction

This contract is subject to the jurisdiction of the Courts and Employment Tribunals of England and Wales and shall be governed by the law of England and Wales.

38. Interpretation

The use of the words “us” “we” “our” “ours” or “the Company” this Agreement shall mean Volition Diagnostics UK Ltd. and/ or any person, corporate body or partnership to which this contract may be transferred at any time whether by agreement or operation of law or otherwise.

The use of “you” “your” “yours” are reference to the person identified as ”you” on page 1 of this contract.

The use of the expression “this contract” and “Agreement” means the contract of employment between Volition Diagnostics UK Ltd. and the person identified as ”you” on page one the terms of which are set out in this document.

The use of the term “Group Company” or “Group” means the Company and any group undertaking (as such term is defined in section 1161(5) of the Companies Act 2006) of the Company in any jurisdiction from time to time.

The use of the expression “Employee Handbook” shall mean the document entitled “Employee Handbook” issued by Volition Diagnostics UK Ltd from time to time, which does not form part of this Agreement.

The use of the expressions “job” “your job” and “job performance” mean and refer to the duties for which you are employed at any time under this contract.

The headings to clauses used in this contract are for convenience only and shall not affect the interpretation of this agreement.

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I                 Dr Andrew Retter                 have read and understood the terms and conditions contained in this Agreement and accept that these form my contract of employment with Volition Diagnostics UK Ltd.

Signed:	/s/ Dr Andrew Retter	By and on behalf of Volition Diagnostics UK Ltd:

	(Employee)	Signed:	/s/ Rodney Rootsaert

		Role:	Director

Date:	March 19, 2024	Date:	March 19, 2024

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